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                        GULF SOUTH MEDICAL SUPPLY, INC.
         EXHIBIT (11) - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
               THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 AND
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                              Three Months Ended  Nine Months Ended
                                                                 September 30,      September 30,
                                                                1996      1995     1996      1995
                                                              -------   -------   -------   -------
Average shares outstanding ................................    16,265    13,795    14,894    13,791

Net effect of common stock options - based on the treasury
    method using assumed fair market value equal to the
    higher of the average or the ending market value of the
    common stock during the three months ended
    September 30, 1996 and 1995 and the nine months ended
    September 30, 1996 and 1995 ...........................       156       218       191       190
                                                              -------   -------   -------   -------

Weighted average number of common shares ..................    16,421    14,013    15,085    13,981
                                                              =======   =======   =======   =======

Net income ................................................   $ 3,384   $ 2,079   $ 8,665   $ 6,010
                                                              =======   =======   =======   =======

Net income per share ......................................   $  0.21   $  0.15   $  0.57   $  0.43
                                                              =======   =======   =======   =======